UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 14, 2020

GREEN PLAINS PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37469	47-3822258
(Commission file number)	(IRS employer identification no.)

1811 Aksarben Drive, Omaha, Nebraska	68106
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Units, Representing Limited Partner Interests	GPP	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement

Asset Purchase Agreement

Effective December 14, 2020, Green Plains Partners LP (the “Partnership”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with its parent Green Plains Inc. (“GPRE”), Green Plains Hereford LLC (“Green Plains Hereford”) and Green Plains Trade Group LLC (“GPTG” and collectively with GPRE and Green Plains Hereford, the “GPRE Buyers”), Green Plains Holdings LLC, the Partnership’s general partner (the “General Partner”), Green Plains Operating Company LLC, a wholly owned subsidiary of the Partnership (the “Operating Company”), Green Plains Ethanol Storage LLC, a wholly owned subsidiary of the Partnership (“Green Plains Storage”), and Green Plains Logistics LLC, a wholly owned subsidiary of the Partnership (“Green Plains Logistics” and collectively with the Partnership, the General Partner, Green Plains Storage and the Operating Company the “Partnership Parties”), pursuant to which the GPRE Buyers agreed to purchase certain ethanol storage assets located in Hereford Texas (the “Storage Assets”) from the Partnership Parties (the “Transaction”) for consideration of $10.0 million. The Partnership will receive $10 million cash as payment for the Transaction which will be used to pay down its debt. In addition, an amendment to the Ethanol Storage & Throughput Agreement will be executed at closing to reduce the minimum volume commitment with GPTG by 3.25 million gallons per quarter or 13 million gallons annually and 230 railcars of the approximately 2,700 railcars managed by the Partnership are anticipated to be conveyed to GPRE.

The Storage Assets consist of the ethanol storage assets to be disposed of in GPRE Buyers’ sale of the Hereford TX ethanol plant from GPRE to Hereford Ethanol Partners, L.P. as part of the Asset Purchase Agreement entered into on December 14, 2020. The Purchase Agreement provides for the closing of the Transaction to occur immediately prior to the GPRE Buyer’s sale of the Hereford ethanol plant, which is expected to occur in the next 30 days, subject to customary closing conditions.

Pursuant to the Purchase Agreement, and subject to certain limitations, the Partnership Parties and the GPRE Buyers agreed to certain indemnification provisions with each other and their respective affiliates.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K, and is incorporated into this Item 1.01 by reference.

Relationships

Each of the parties to the Purchase Agreement is a direct or indirect subsidiary of GPRE.  As a result, certain individuals, including officers of GPRE and officers and directors of the General Partner, serve as officers and/or directors of one or more such entities.  GPRE currently (as of the date of this Current Report on Form 8-K) beneficially owns 11,586,548 common units of the Partnership, collectively representing a 48.9% limited partner interest in the Partnership as of December 14, 2020.  GPRE also owns a 2% general partner interest in the Partnership and all of the Partnership’s incentive distribution rights through its ownership of the General Partner.

The terms and conditions of the Purchase Agreement were approved on behalf of the Partnership by the conflicts committee and the board of directors of the General Partner. The conflicts committee, which is comprised of independent members of the board of directors of the General Partner, retained independent legal counsel to assist it in evaluating and negotiating the Transaction.

Item 7.01. Regulation FD Disclosure.

On December 15, 2020, the Partnership issued a press release announcing the Transaction. A copy of the press release is being furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

The information furnished pursuant to Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing by the Partnership under the Securities Act unless specifically identified therein as being incorporated therein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report.

Exhibit	Description
2.1

Asset Purchase Agreement, dated December 14, 2020, by and among Green Plains Partners LP, Green Plains Holdings LLC, Green Plains Operating Company LLC, Green Plains Ethanol Storage LLC, Green Plains Logistics LLC, Green Plains Inc., Green Plains Trade Group LLC and Green Plains Hereford LLC.

99.1	Press Release, dated December 15, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2020	Green Plains Partners LP By: /s/ G. Patrich Simpkins Jr. G. Patrich Simpkins Jr. Chief Financial Officer (Principal Financial Officer)

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